Exhibit 99.1

Abpro Holdings, Inc.

68 Cummings Park Drive

Woburn, MA 01801

March 6, 2025

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, New York 10004

Attn: Compliance Department

Re:	Notice of Change in Warrant Conversion Price (CUSIP #000847111)

To the addressee set forth above:

Reference is made to that certain Private Warrant Agreement, dated as of January 13, 2022, by and between Atlantic Coastal Acquisition Corp. II (“ACAB”) and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent” or “you”), as warrant agent (the “Private Warrant Agreement”) and that Public Warrant Agreement, dated as of January 13, 2022, by and between ACAB and you (together with the Private Warrant Agreement, the “Warrant Agreements”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Warrant Agreements.

Pursuant to Section 4.3.2 of the Warrant Agreements, if (x) ACAB issues additional shares of its Series A common stock, par value $0.0001 per share (the “ACAB Common Stock”), or securities convertible or exercisable or exchangeable for shares of ACAB Common Stock for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of ACAB Common Stock, with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Sponsor or their affiliates, without taking into account any founder shares held by the Sponsor or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ACAB Common Stock during the 20 trading day period starting on the trading day prior to the day on which ACAB consummates an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (the “Redemption Trigger Price”) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

On November 13, 2024, the Business Combination was consummated and (x) Abpro Holdings, Inc. (the “Company”) issued shares of its Common Stock, par value $0.0001 per share (the “Common Stock”), and securities exchangeable for shares of the ACAB Common Stock at an issue price of $3.33 per share (i.e., the Newly Issued Price) for capital raising purposes in connection with the closing of the Business Combination, (y) the aggregate gross proceeds from such issuances represented more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the Market Value has been determined to be $3.2835 per share.

As a result, pursuant to Section 4.3.2 of the Warrant Agreement, (i) the Warrant Price was adjusted to $3.83 per share of Common Stock, representing 115% of $3.33, (ii) the Redemption Trigger Price was adjusted to $5.99 per share, representing 180% of $3.33.

Pursuant to and in satisfaction of the Company’s obligations under Section 4.5 of the Warrant Agreement, this letter hereby notifies you of the adjustment to the Warrant Price pursuant to Section 4.3.2 of the Warrant Agreement:

Date of Adjustment	Original Warrant Price	Adjusted Warrant Price
March 5, 2025	$11.50	$3.83

The Warrant Agent is hereby authorized and instructed to issue notice on behalf of the Company, in customary form, to each Registered Holder as required by the Warrant Agreement.

Except as expressly set forth in this letter, the terms and provisions of the Warrant Agreement shall remain unmodified, and the terms and provisions of the Warrant Agreement, as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed.

If you have any questions, please feel free to contact Miles Suk, the Company’s Co-Chief Executive Officer, via email at msuk@abpro.co.

[Signature Page to Follow]

Sincerely,

Abpro Holdings, Inc.

By:	/s/ Miles Suk
Name:	Miles Suk
Title:	Co-Chief Executive Officer